EXHIBIT 11

                      ROCKWELL INTERNATIONAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE


                                                          Three Months Ended
                                                              December 31
                                                           1997        1996
                                                         (In millions, except
                                                          per share amounts)
Basic earnings per share:

  Income from continuing operations...................    $   89      $  154

  Income from discontinued operations.................         -      $   25

  Net income..........................................    $   89      $  179

  Average number of common shares outstanding
    during the period.................................     204.8       218.7

  Basic earnings per share:

    Continuing operations.............................    $ 0.43      $ 0.70

    Discontinued operations...........................         -        0.12

    Net income........................................    $ 0.43      $ 0.82

Diluted earnings per share:

  Income from continuing operations...................    $   89      $  154

  Income from discontinued operations.................         -          25

  Net income..........................................    $   89      $  179


  Average number of common shares outstanding
    during the period assuming full dilution:
       Common stock...................................     204.8       218.7
       Assumed issuance of stock under award plans....       3.0         3.1

    Total diluted shares..............................     207.8       221.8

  Diluted earnings per share:

    Continuing operations.............................    $ 0.43      $ 0.69

    Discontinued operations...........................         -        0.12

    Net income........................................    $ 0.43      $ 0.81